Exhibit 10.1

EXECUTION COPY

MASTER AGREEMENT

by and between

SH OPERATING, LLC

(“Freedom Pain”)

and

THE PAIN CENTER ALLIANCE, LLC

(“TPCA”)

and

NOBILIS HEALTH CORP.

(“Nobilis”)

As of September 22, 2015

EXECUTION COPY

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”), dated as of September [X], 2015, is made and entered into by and among SH Operating, LLC, an Arizona limited liability company (“Freedom Pain”), Nobilis Health Corp., a British Columbia corporation, or its assignee (“Nobilis”), and The Pain Center Alliance, LLC, a Delaware limited liability company (“TPCA”). Freedom Pain, Nobilis and TPCA are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Agreement are defined on the attached Appendix I.

W I T N E S S E T H:

WHEREAS, Freedom Pain is the sole owner and operator of a specialty hospital located at 17500 N. Perimeter Drive, Scottsdale, AZ 85255 (the “Hospital”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which a newly formed Arizona limited liability company (“Newco”), to be initially owned 100% by Freedom Pain, shall acquire by contribution the assets of, and assume the operations and certain liabilities of, Hospital;

WHEREAS, after the formation of Newco, Nobilis shall acquire a 60% interest in Newco and TPCA shall acquire a 20% interest in Newco on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

NEWCO

Section 1.1. Formation of Newco. Prior to Closing, Freedom Pain shall cause to be formed an Arizona member-managed limited liability company, of which it shall own 100% of the membership interest. Newco shall be formed in a manner so that it will be treated as a pass-through entity for federal income tax purposes, and Freedom Pain shall make such an election when filing for Newco an IRS Form SS-4.

Section 1.2. Operating Agreement. At Closing, the Parties shall execute and deliver a limited liability company operating agreement for Newco (the “Operating Agreement”), substantially similar in form and content to the document attached hereto as Exhibit 1.2. Among other things, Operating Agreement shall contain the following terms:

(a) Unit Classes. Newco’s membership interests shall consist of units of four classes: Class A, Class B, Class C and Class D (collectively, the “Units”, each unit of any class is a “Unit”). As of the Closing, and giving effect to the transactions contemplated hereby, Freedom Pain shall own twenty (20) Class A Units, representing all of the outstanding Class A Units, TPCA shall own twenty (20) Class B Units, representing all of the outstanding Class B Units, and Nobilis shall own sixty (60) Class C Units, representing all of the outstanding Class C Units. The Class D Units will be reserved for possible issuance from time to time following the Closing to Physician Members. All Units shall carry identical economic rights as set forth in the Operating Agreement, except that: (i) the Class A Units and the Class B Units shall have dilution protection against the initial holders of the Class A Units and Class B Units, respectively, representing less than ten percent (10%) each of all issued and outstanding Units (of all classes); (ii) the Class C Units shall have dilution protection against the Class C Units representing less than fifty-one percent (51%) of all issued and outstanding Units (of all classes); and (iii) the Class C Units shall be entitled to appoint three (3) managers to the Board of Managers as described in Section 1.1(c).

(b) Subscription Agreements. TPCA and Nobilis shall acquire their respective Units pursuant to Subscription Agreements substantially similar in form and content to the document attached hereto as Exhibit 1.2(b) (the “Subscription Agreement”).

(c) Management. Newco shall be governed by a Board of Managers consisting of five (5) managers appointed by the Classes of Units as follows:

(i) the Class A Units shall be entitled to appoint one (1) manager;

(ii) the Class B Units shall be entitled to appoint one (1) manager; and

(iii) the Class C Units shall be entitled to appoint three (3) managers.

(d) Limitations on Management Decisions. The Board of Managers may only approve the following transactions upon the approval of Members holding all of the outstanding Class A, Class B and Class C Units:

(i) Amend the Operating Agreement; provided; however, that the approval of a majority of the Class D Units shall also be required;

(ii) Sell, transfer, convey or pledge any of the assets of Newco, or merge or consolidate Newco with or into another entity;

(iii) Dissolve Newco;

(iv) Grant loans to any employee, officer, affiliate or Member of Newco;

(v) Amend Newco’s Articles of Organization;

(vi) Sell or issue any additional Interests or Units of any class;

(vii) Create a lien, security interest, mortgage, encumbrance or other defect of title on any assets of Newco;

(viii) Incur any indebtedness, enter into any loan or lending transaction, borrow funds from any third party or otherwise cause Newco to become obligated for the repayment of monies in excess of $100,000;

(ix) Expend funds of Newco or cause Newco to be liable for expenses in excess of $100,000, in a single transaction or in the aggregate in a series of related transactions;

(x) Amend or terminate that certain Management Agreement by and between Newco and Northstar Healthcare Acquisitions, LLC;

(xi) Change the number of Managers overall or the number of Managers that may be appointed by any class of Units;

(xii) Do any act in contravention of the Operating Agreement;

(xiii) Elect to have Newco participate in Medicare, Medicaid or any other federal or state health care program;

(xiv) Approve the Tax Maters Partner taking any action contemplated by Internal Revenue Code Sections 6222 through 6232, as provided in Section 8.5 of the Operating Agreement; or

(xv) Any other matter where the Members have determined that the matter or type of matter shall be reserved to the Members and not determined by the Board of Managers.

Section 1.3. Capital Contribution of Freedom Pain. Prior to Closing, Freedom Pain shall cause to be contributed to Newco the Receivables and the Assets, which shall be free and clear of any and all Liens, other than the Permitted Liens, and Freedom Pain shall assign to Newco and Newco shall assume the Assumed Liabilities (the “Freedom Pain Capital Contribution”).

Section 1.4. Capital Contribution of Nobilis. At Closing, Nobilis shall make a capital contribution to Newco in the amount of Three Million One Hundred Eighty Thousand Dollars and No/Cents ($3,180,000.00) (the “Nobilis Capital Contribution”) and shall subscribe for, and Freedom Pain shall cause Newco to issue in a manner consistent with this Agreement and the Operating Agreement, sixty (60) Class C Units of Newco; except that, the amount of Nobilis Capital Contribution shall be reduced by the amount of Nobilis Advance.

Section 1.5. Capital Contribution of TPCA.

(a) At Closing, TPCA shall make a capital contribution to Newco in the amount of One Million Sixty Thousand Dollars and No/Cents ($1,060,000.00) (the “TPCA Capital Contribution”) and shall subscribe for, and Freedom Pain shall cause Newco to issue to TPCA in a manner consistent with this Agreement and the Operating Agreement, twenty (20) Class B Units of Newco.

(b) In the event TPCA is unable to fund the TPCA Capital Contribution within thirty (30) days of Closing, then Nobilis has the right of first refusal for the Class B Units of Newco.

Section 1.6. Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at the other Parties’ reasonable request and without further consideration, execute and deliver (or cause to be executed and delivered) to the other Parties such instruments of transfer, conveyance and assignment as shall be reasonably requested by the other Parties to effect the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FREEDOM PAIN

Freedom Pain hereby represents and warrants to Nobilis and TPCA as follows as of the date hereof and as of the Closing Date:

Section 2.1. Organization. Freedom Pain is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Arizona, and it has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 2.2. Authorization. Freedom Pain has all necessary limited liability company power and authority to execute and deliver this Agreement and Freedom Pain Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Freedom Pain Ancillary Documents by Freedom Pain, the performance by Freedom Pain of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Freedom Pain. This Agreement has been and, as of the Closing Date, the Freedom Pain Ancillary Documents shall be, duly executed and delivered by Freedom Pain and shall constitute the valid and binding agreements of Freedom Pain, enforceable against Freedom Pain in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 2.3. Absence of Restrictions and Conflicts. Except as set forth on Schedule 2.3, the execution, delivery and performance by Freedom Pain of this Agreement and Freedom Pain Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any Person the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, (i) any term or provision of the organizational documents of Freedom Pain, (ii) except as indicated on Schedule 2.3, any other contract, agreement, permit, franchise, license or other instrument applicable to or to which Freedom Pain is a party, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which Freedom Pain is a party or by which Freedom Pain’s properties are bound, or (iv) any Law or arbitration award applicable to Freedom Pain.

Section 2.4. Title to Assets; Related Matters.

(a) Except as set forth on Schedule 2.4 and except for the Permitted Liens, Freedom Pain has good and valid title, a valid leasehold interest in, or a valid license for, all of the property and assets owned, leased, licensed, operated or used by it, free and clear of all Liens.

(b) All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by Freedom Pain (including the Assets) (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all applicable Laws applicable thereto. Freedom Pain has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except as set forth on Schedule 2.4, and except for leased items that are subject to personal property leases, no Person other than Freedom Pain owns any equipment or other tangible personal property or assets situated on the premises of Freedom Pain.

(c) Except as set forth on Schedule 2.4, no Affiliates of Freedom Pain own or hold any assets or property (tangible or intangible) that are currently being used in connection with the business of Freedom Pain. By virtue of the Freedom Pain Capital Contribution, Newco will be vested in good and valid title to, or have a valid leasehold interest in, or have a valid license for, all of the Assets, free and clear of any Liens other than Permitted Liens, which Assets will constitute all of property and assets owned, leased, licensed, operated or used by Freedom Pain in connection with the Hospital.

Section 2.5. Accounts Receivable. All Receivables (billed and unbilled) and all Payables of Freedom Pain have arisen from bona fide transactions in the Ordinary Course.

Section 2.6. Licenses. Schedule 2.6 is a correct and complete list of all Licenses held by Freedom Pain. Freedom Pain owns or possesses all Licenses that are necessary to enable it to carry on its operations as a specialty hospital pursuant to the laws of the State of Arizona. All such Licenses are valid, binding and in full force and effect.

Section 2.7. Legal Proceedings.

(a) Except as set forth on Schedule 2.7, no lawsuit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of Freedom Pain, threatened against, relating or involving Freedom Pain that will, either individually or in the aggregate, impair or delay the ability of Freedom Pain to consummate the transactions contemplated hereby, or by any of Freedom Pain Ancillary Documents. Freedom Pain is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of Freedom Pain to consummate the transactions contemplated hereby or by the Ancillary Documents.

(b) No actions, suits, claims, investigations or other legal proceedings are pending or, to the Knowledge of Freedom Pain, threatened against or by Freedom Pain or any Affiliate of Freedom Pain that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 2.8. Brokers, Finders and Investment Bankers. Neither Freedom Pain, nor any officer, member, director or employee of Freedom Pain nor any Affiliate of Freedom Pain, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 2.9. No Misrepresentations. The representations and warranties in this Article II, make no untrue statement of a material fact or omit to state a material fact necessary in order to make the representations made, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NOBILIS AND TPCA

Section 3.1. Nobilis. Nobilis hereby represents and warrants to Freedom Pain and TPCA as follows as of the date hereof and as of the Closing Date:

(a) Organization. Nobilis is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Columbia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authorization. Except as set forth in the GE Credit Agreement, Nobilis has all necessary corporate power and authority to execute and deliver this Agreement and the Nobilis Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Nobilis Ancillary Documents, the performance by Nobilis of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Nobilis. This Agreement has been and, as of the Closing Date the Nobilis Ancillary Documents shall be, duly executed and delivered by Nobilis and do or shall, as the case may be, constitute the valid and binding agreements of Nobilis, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) Absence of Restrictions and Conflicts. Except as set forth in the GE Credit Agreement, the execution, delivery and performance of this Agreement and the Nobilis Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any Person the right to terminate, modify or cancel (i) any term or provision of the organizational documents of Nobilis, (ii) any contract to which

Nobilis is a party, (iii) any judgment, decree or order of any Governmental Entity to which Nobilis is a party or by which Nobilis or any of its properties are bound, or (iv) any Law or arbitration award applicable to Nobilis.

(d) Financial Capability. Nobilis has access to, and, on the Closing Date, will have, sufficient cash to make Nobilis Capital Contribution on the terms and conditions contemplated by this Agreement and to pay the fees, expenses and other costs of Nobilis incurred in connection with the transactions contemplated by this Agreement.

(e) Legal Proceedings.

(i) No lawsuit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of Nobilis, threatened against, relating or involving Nobilis or any of its Subsidiaries that will, either individually or in the aggregate, impair or delay the ability of Nobilis to consummate the transactions contemplated hereby or by any of Nobilis Ancillary Documents. Nobilis is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of Nobilis to consummate the transactions contemplated hereby, or by Nobilis Ancillary Documents.

(ii) No actions, lawsuits, claims, investigations or other legal proceedings are pending or, to Knowledge of Nobilis, threatened against or by Nobilis or any Affiliate of Nobilis that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No Additional Representations or Warranties. Except for the specific representations and warranties expressly made by Nobilis in this Section 3.1, Freedom Pain acknowledges and agrees that (i) Nobilis is not making or has not made any representation or warranty, express or implied, at law or in equity, in respect of Nobilis or any of its businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, prospects, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) furnished to Freedom Pain or its Representatives or made available to Freedom Pain or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no Representative of Nobilis has any authority, express or implied, to make any statements, representations, warranties or agreements regarding the transactions contemplated by and the subject matter of this Agreement not specifically set forth in this Agreement and subject to the express remedies and limitations thereon herein provided.

(g) Brokers, Finders and Investment Bankers. Neither Nobilis, nor any officer, member, director or employee or Affiliate of Nobilis, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 3.2. TPCA. TPCA hereby represents and warrants to Freedom Pain and Nobilis as follows as of the date hereof and as of the Closing Date:

(a) Organization. TPCA is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authorization. Subject to fulfillment of the capital call procedures set forth in the TPCA organizational documents, TPCA has all necessary limited liability company power and authority to execute and deliver this Agreement and the TPCA Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the TPCA Ancillary Documents by TPCA, the performance by TPCA of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of TPCA. This Agreement has been and, as of the Closing Date the TPCA Ancillary Documents shall be, duly executed and delivered by TPCA and do or shall, as the case may be, constitute the valid and binding agreements of TPCA, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the TPCA Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any Person the right to terminate, modify or cancel (i) any term or provision of the organizational documents of TPCA, (ii) any contract to TPCA is a party, (iii) any judgment, decree or order of any Governmental Entity to which TPCA is a party or by which TPCA or any of its properties are bound, or (iv) any Law or arbitration award applicable to TPCA.

(d) Financial Capability. TPCA has access to, and, subject to fulfillment of the capital call procedures set forth in the TPCA organizational documents, on the Closing Date, will have, sufficient cash to make the TPCA Capital Contribution on the terms and conditions contemplated by this Agreement and to pay the fees, expenses and other costs of TPCA incurred in connection with the transactions contemplated by this Agreement.

(e) Legal Proceedings.

(i) No lawsuit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of TPCA, threatened against, relating or involving TPCA or any of its Subsidiaries that will, either individually or in the aggregate, impair or delay the ability of the TPCA to consummate the transactions contemplated hereby or by any of the TPCA Ancillary Documents. TPCA is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of TPCA to consummate the transactions contemplated hereby or by the TPCA Ancillary Documents.

(ii) No actions, lawsuits, claims, investigations or other legal proceedings are pending or, to Knowledge of TPCA, threatened against or by TPCA or any Affiliate of TPCA that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No Additional Representations or Warranties. Except for the specific representations and warranties expressly made by TPCA in this Section 3.2, Freedom Pain and Nobilis acknowledge and agree that (i) TPCA is not making or has not made any representation or warranty, express or implied, at law or in equity, in respect of TPCA or any of its businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, prospects, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) furnished to Freedom Pain or Nobilis or their Representatives or made available to Freedom Pain or Nobilis or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no Representative of TPCA has any authority, express or implied, to make any statements, representations, warranties or agreements regarding the transactions contemplated by and the subject matter of this Agreement not specifically set forth in this Agreement and subject to the express remedies and limitations thereon herein provided.

(g) Brokers, Finders and Investment Bankers. Neither TPCA nor an officer, member, director, employee or Affiliate or TPCA has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required consents, waivers, approvals and authorizations, including those set forth in Sections 3.1(c) and 3.2(c) and as set forth on Schedule 2.6, and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or before the Expiration Date, in accordance with the terms hereof (provided, however, that none of the Parties nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation, grant any accommodation (financial or otherwise) to any third party, dispose of any assets or agree to any restriction in connection with such efforts), and shall cooperate fully with the other Parties and their Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party promptly shall make all filings and submissions and shall take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Without limiting the foregoing, Freedom Pain shall execute, acknowledge and deliver to Newco any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Newco and/or the Arizona Department of Health Services (“ADHS”) at any time and shall take any and all other actions reasonably requested by Newco, Nobilis, TPCA or ADHS, at any time, in furtherance of, in connection with, or in relation to, the hospital change of ownership of the Hospital from Freedom Pain to Newco as described in Arizona Law, including (but not limited to) Arizona Administrative Code Section R9-10-101 et seq.. After the Closing, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 4.2. Public Announcements. Notwithstanding anything herein to the contrary, each Party hereby agrees that, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of such Party or its Affiliates are listed, if any (in which case the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Parties before issuing any such press release or making any such public announcement and shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance), no filing, press release or similar public announcement or communication shall be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Parties in advance with respect thereto and such other Parties consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) to such filing, release, announcement or communication; provided, however, each Party and its Affiliates may make internal announcements regarding this Agreement to its directors, officers and employees without the consent of the other Parties. If any Party determines that any of this Agreement, the Nobilis Ancillary Documents, the TPCA Ancillary Documents, or the Freedom Pain Ancillary Documents must be filed with any Governmental Entity pursuant to applicable Law, then before making such filing, such Party shall provide the other Parties with a version of any document it intends to file with any necessary redactions, and shall give due consideration to the other Parties’ comments regarding the redacted version and use commercially reasonable efforts to ensure confidential treatment by the applicable authority of any sections specified by such Party.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1. Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the following conditions:

(a) Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Transaction may not be consummated as provided herein, no proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made, including the items listed on Schedule 2.6.

(c) Real Property Leases. On or before the Closing, Newco shall have entered into subleases with respect to the Real Property Leases set forth on Schedule 5.1(c), shall have received any consents of landlords required for such subleases, if any, and shall have and hold a good and marketable leasehold interest in all real estate where Hospital Operations are conducted, together with all of Freedom Pain’s right, title and interest in all rights, privileges, easements, streets, drainage areas, common areas, and rights of way appurtenant to or benefiting or serving Hospital. Newco shall have no obligation to pay rent owed by Freedom Pain pursuant to the Real Property Leases prior to Closing.

(d) Equipment Leases. Freedom Pain shall either (i) assign the Equipment Leases listed on Schedule 5.1(d) (the “Equipment Leases”) to Newco and Newco shall assume all of Freedom Pain’s liabilities and obligations thereunder or (ii) Newco shall enter into new equipment leases in respect of the equipment leased under the Equipment Leases.

(e) Employees. Except as listed on Schedule 5.1(e), upon Closing, Newco shall hire all employees currently staffed at Hospital, either directly or indirectly through a third party employee leasing company or other third party, such that all persons currently employed at Hospital will continue their employment at Newco.

(f) Bill of Sale, Assignment and Assumption Agreement. Upon Closing, Freedom Pain and Newco shall enter into a Bill of Sale, Assignment and Assumption Agreement, which shall be substantially similar in form and content to the document attached as Exhibit 5.1(f), pursuant to which Freedom Pain shall assign the Assets and Assumed Liabilities to Newco, and Newco shall accept the Assets and agree to assume, pay and discharge the Assumed Liabilities (the “Assignment and Assumption”)

(g) Management Agreement. Upon Closing, Newco shall enter into a Management and Cost Sharing Agreement with Nobilis or an Affiliate of Nobilis which shall be substantially similar in form and content to the document attached as Exhibit 5.1(g) (the “Management Agreement”).

(h) Medical Director Agreement. Upon Closing, Newco shall enter into a Medical Director Agreement with Steven M. Siwek, M.D., which shall be substantially similar in form and content to the document attached as Exhibit 5.1(h) (the “Medical Director Agreement”).

(i) Capital Contribution. Upon Closing, each Party shall have made their required Capital Contribution to Newco.

Section 5.2. Conditions to Obligations of Freedom Pain. The obligations of Freedom Pain to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Nobilis and TPCA contained in Article III are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where failure of such representations and warranties to be true and correct has no Material Adverse Effect.

(b) Performance of Obligations. Each of Nobilis and TPCA has performed in all material respects all covenants and agreements required to be performed by it hereunder at or before the Closing.

(c) Ancillary Documents. Nobilis has delivered, or caused to be delivered, Nobilis Ancillary Documents and TPCA has delivered, or caused to be delivered, the TPCA Ancillary Documents.

(d) Required Consents. Freedom Pain shall have received the consents set forth on Schedule 5.1(b).

Section 5.3. Conditions to Obligations of Nobilis. The obligations of Nobilis to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Freedom Pain and TPCA contained in Article II and Section 3.2, respectively, are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects of that specified date), except where the failure of such representations and warranties to be true and correct has no Material Adverse Effect.

(b) Performance of Obligations. Each of Freedom Pain and TPCA has performed in all material respects all covenants and agreements required to be performed by it hereunder on or before the Closing Date.

(c) Ancillary Documents. Freedom Pain has delivered, or caused to be delivered, the Freedom Pain Ancillary Documents and TPCA has delivered or caused to be delivered the TPCA Ancillary Documents.

Section 5.4. Conditions to Obligations of TPCA. The obligations of TPCA to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Freedom Pain and Nobilis contained in Article II and Section 3.1, respectively, are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects of that specified date), except where the failure of such representations and warranties to be true and correct has no Material Adverse Effect.

(b) Performance of Obligations. Each of Freedom Pain and Nobilis has performed in all material respects all covenants and agreements required to be performed by it hereunder on or before the Closing Date.

(c) Ancillary Documents. Freedom Pain has delivered, or caused to be delivered, the Freedom Pain Ancillary Documents and Nobilis has delivered or caused to be delivered the Nobilis Ancillary Documents.

(d) Internal Procedures. TPCA shall have completed its capital call procedures set forth in the TPCA organizational documents.

(e) Due Diligence. TPCA shall be satisfied in its sole discretion with its due diligence review of Freedom Pain; provided that if this condition is not satisfied or waived prior to the Closing, this Agreement shall be terminated as to TPCA without liability of any Party and Nobilis shall have the right to acquire the Class B Units of Newco.

ARTICLE VI

CLOSING

Section 6.1. Closing. The Closing shall occur at 9:00 a.m., Phoenix, Arizona time, on the Business Day following the satisfaction or waiver of the conditions set forth in Article V that are contemplated to be satisfied before the Closing, or on such other date or dates as the Parties may agree as there may be multiple Closings between the Parties. The Closing shall take place at the offices of Nobilis Health Corp. at 11700 Katy Freeway, Suite 300, Houston Texas 77079, or at such other place as the Parties may agree, or may occur remotely by exchange of signatures electronically.

Section 6.2. Freedom Pain Closing Deliveries and Actions. At the Closing, Freedom Pain shall deliver, or cause to be delivered by Newco and Dr. Siwek, to the applicable Party the following:

(a) a certificate of an authorized officer of Freedom Pain as to compliance with the conditions set forth in Sections 5.1 and 5.2;

(b) executed copies of the following agreements:

(i) the Operating Agreement;

(ii) the Real Property Subleases;

(iii) the Equipment Leases;

(iv) the Assignment and Assumption Agreement;

(v) the Management Agreement; and

(vi) the Medical Director Agreement;

(c) the Class C Units and Class B Units; and

(d) all other documents required to be entered into by Freedom Pain pursuant hereto or reasonably requested by Nobilis or TPCA to consummate the transactions contemplated hereby.

Section 6.3. Nobilis Closing Deliveries. At the Closing, Nobilis shall deliver, or cause to be delivered, the following:

(a) a certificate of an authorized officer of Nobilis as to compliance with the conditions set forth in Sections 5.1 and 5.3;

(b) executed copies of:

(i) the Subscription Agreement;

(ii) the Operating Agreement; and

(iii) the Management Agreement;

(c) the Nobilis Capital Contribution; and

(d) all other documents required to be entered into by Nobilis pursuant hereto or reasonably requested by Freedom Pain or TPCA to otherwise consummate the transactions contemplated hereby.

Section 6.4. TPCA Closing Deliveries. At the Closing, TPCA shall deliver, or cause to be delivered, the following:

(a) a certificate of an authorized officer of TPCA as to compliance with the conditions set forth in Sections 5.1 and 5.4;

(b) executed copies of:

(i) the Subscription Agreement; and

(ii) the Operating Agreement;

(c) the TPCA Capital Contribution; and

(d) all other documents required to be entered into by TPCA pursuant hereto or reasonably requested by Freedom Pain or Nobilis to otherwise consummate the transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Parties;

(b) by written notice from Freedom Pain or TPCA to Nobilis, if Nobilis (i) fails to perform in any respect any of its agreements contained herein required to be performed by it at or before the Closing or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following Freedom Pain or TPCA having notified Nobilis of its intent to terminate this Agreement pursuant to this Section 7.1(b), except where such failure or breach would not materially impair or delay the ability of Nobilis to consummate the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, Freedom Pain or TPCA shall be able to terminate this Agreement pursuant to this Section 7.1(b) in the event that Nobilis fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 6.1;

(c) by written notice from Nobilis or TPCA to Freedom Pain, if Freedom Pain (i) fails to perform in any respect any of its agreements contained herein required to be performed by it at or before the Closing, or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following Nobilis or TPCA having notified Freedom Pain of its intent to terminate this Agreement pursuant to this Section 7.1(c), except where such failure or breach has no Material Adverse Effect; provided, however, that, notwithstanding the foregoing, Nobilis or TPCA shall be able to terminate this Agreement pursuant to this Section 7.1(c) in the event that Freedom Pain fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 6.1;

(d) by written notice from Freedom Pain or Nobilis to TPCA, if TPCA (i) fails to perform in any respect any of its agreements contained herein required to be performed by it at or before the Closing or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following Freedom Pain or Nobilis having notified TPCA of its intent to terminate this Agreement pursuant to this Section 7.1(d), except where such failure or breach would not materially impair or delay the ability of TPCA to consummate the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, Freedom Pain or Nobilis shall be able to terminate this Agreement pursuant to this Section 7.1(d) in the event that TPCA fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 6.1; or

(e) by written notice by any Party to the other Parties, as the case may be, in the event the Closing has not occurred on or before November 1, 2015 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 7.2. Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if a Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Parties may be without an adequate remedy at law. If a Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 7.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of a Party or its partners, officers, directors or stockholders, except for obligations under Section 4.2 (Public Announcements), Section 9.3 (Notices), Section 9.7 (Mediation), Section 9.8 (Governing Law; Consent to Jurisdiction), Section 9.11 (Amendment) and Section 9.16 (Transaction Costs) and this Section 7.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve a Party from liability for any then-existing breach hereof.

ARTICLE VIII

POST CLOSING OBLIGATIONS

Section 8.1. Newco Line of Credit. Nobilis shall, in a manner consistent with Nobilis’ obligations under that certain credit agreement by and between Nobilis and certain other credit parties and GE Capital Corporation dated as of March 31, 2015 (the “GE Credit Agreement”), provide a line of credit to Newco in an amount up to Four Million Five Hundred Thousand Dollars ($4,500,000.00) which shall bear and interest rate of twelve-month LIBOR plus five and one half of one percent (+5.5%) (the “Newco Credit Facility”), pursuant to the loan agreement and promissory note substantially in the form attached hereto as Exhibit 8.1. In the event that Nobilis is unable to obtain necessary consents under the GE Credit Agreement to issue to Newco the Newco Credit Facility, then Nobilis shall use best efforts to assist Newco with the establishment of a commercial line of credit on commercially reasonable terms, subject to the approvals required under the Operating Agreement.

Section 8.2. Use of Working Capital. Promptly following the Closing, Newco shall pay in full (a) to Athas Health, LLC or its assigns (“Athas”), the current obligation of Freedom Pain to Athas (the “Athas Note”), and to Alliance Healthcare Services Inc. (“Alliance”), the current obligation of Freedom Pain to Alliance (the “Alliance Note”). Upon the request of Freedom Pain, working capital available for use after deducting the sum of (i) all amounts owed under the Athas Note plus (ii) all amounts owed under the Alliance Note plus (iii) an amount equal to three (3) months of operating capital for Newco to operate Hospital shall be used to pay down legacy indebtedness of Freedom Pain.

Section 8.3. Hospital Services Agreements. Each of the Parties shall be entitled to enter into a Hospital Services Agreement with Newco, in form similar to that customarily used by Nobilis Health Marketing, LLC or formerly used by Athas or one of its subsidiaries (including the agreement by and between Athas and Freedom Pain), to provide Newco with certain administrative and marketing services; provided that, (a) a Party seeking or having such an agreement with Newco shall provide bona fide services consistent with the terms of such agreement (“Bona Fide Services”) and (b) the remuneration for the Bona Fide Services does not vary with the volume or value of referrals in a manner that would violate federal or Arizona law and reflects the fair market value for such services.

ARTICLE IX

INDEMNITY

Section 9.1. Nobilis and Newco Indemnity. Steven M. Siwek, M.D., personally, and Freedom Pain (the “Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless Newco, its parent, owners, officers, directors, managers, and affiliates (each a “Newco Indemnified Party” collectively, the “Newco Indemnified Parties”) from and against any losses, including reasonable attorney’s fees, incurred in connection with, or related to, or arising out of: i) Excluded Liabilities or ii) Indemnified Assumed Liabilities; provided, however, that in the case of liabilities for an Indemnified Assumed Liabilitiy, the Indemnifying Parties shall only be required to indemnify Newco Indemnified Parties for amounts exceeding the dollar amount listed across from that Indemnfied Assumed Liability in Exhibit B to the Assignment and Assumption. Steven M. Siwek, M.D. agrees, and agrees to cause Freedom Pain, to pay a Newco Indemnified Party for any undisputed Indemnified Assumed Liability within five (5) business days of his receipt of written notice from such Newco Indemnified Party.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

Section 10.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 10.3. Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service, by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or by electronic mail as follows:

To Nobilis:	Nobilis Health Corp. 11700 Katy Freeway Suite 300 Houston, Texas 77079 Attn: General Counsel Email: mmaruca@nobilishealth.com

To Freedom Pain:	SH Operating, LLC 8322 East Hartford Drive Scottsdale, Arizona 85255 Attention: Steven M. Siwek, M.D. Email: ssiwek@freedompainhospital.com Facsimile: 480-586-2221

with a copy to:	Milligan Lawless, P.C. 5050 North 40th Street, Suite 200 Phoenix, Arizona 85018 Attention: Robert J. Milligan, Esq. Email: bob@milliganlawless.com Facsimile: 602-792-3525

To TPCA:	The Pain Center Alliance, LLC c/o Alliance HealthCare Services, Inc. 100 Bayview Circle, Suite 400 Newport Beach, CA Attention: General Counsel Email: rjohns@aiq-us.com Facsimile: (949) 242-5377

with a copy to:	Ballard Spahr LLP 1 East Washington Street, Suite 2300 Phoenix, Arizona 85004 Attention: Karen C. McConnell Email: mcconnellk@ballardspahr.com Facsimile: (602) 798-5595 or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service, (c) on the fifth Business Day following it being mailed by registered or certified mail, or (d) when actually received, if transmitted by electronic mail.

Section 10.4. Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 10.5. Assignment; Successors in Interest. No assignment or transfer by any Parties of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties.

Section 10.6. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.7. Mediation.

(a) Except with respect for equitable relief (including interim relief), any Legal Dispute shall be resolved in accordance with the procedures set forth in this Section 10.7 and Section 10.8. Until completion of such procedures, no Party may take any action to force a resolution of a Legal Dispute by any judicial or similar process, except to the extent necessary to avoid expiration of a claim that is permitted by this Agreement.

(b) Any party seeking resolution of a Legal Dispute shall first submit the Legal Dispute for resolution by mediation pursuant to the American Arbitration Association Procedure for Mediation of Commercial Disputes as then in effect. Mediation will take place in Maricopa County, Arizona and will continue for at least sixty (60) days unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Legal Dispute shall be deemed to have been delivered in furtherance of a Legal Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Legal Dispute.

Section 10.8. Governing Law; Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Etc.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Arizona without reference to its choice of law rules.

(b) Each Party hereby irrevocably consents and agrees that, if any Legal Dispute is not resolved by mediation undertaken pursuant to Section 9.7, such Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Arizona or the federal courts located in the State of Arizona. In that context, and without limiting the generality of the foregoing, each Party hereby irrevocably and unconditionally (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding; (ii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum; and (iii) waives any objection to service of process effected in accordance with Section 10.3 or any means allowable under Arizona law or procedure. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. In the event a Legal Dispute is brought pursuant to this Section 10.8(b), each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.8(b) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE FREEDOM PAIN ANCILLARY DOCUMENTS, NOBILIS ANCILLARY DOCUMENTS OR TPCA ANCILLARY DOCUMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FREEDOM PAIN ANCILLARY DOCUMENTS, THE NOBILIS ANCILLARY DOCUMENTS AND THE TPCA ANCILLARY DOCUMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8(C).

(d) If an action is brought to enforce the terms and conditions of this Agreement, the substantially prevailing party shall be entitled to recovery of its attorneys’ fees and costs.

Section 10.9. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 10.11. Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

Section 10.12. Enforcement of Certain Rights. nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.13. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.14. Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN OR AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN AND AMONG THE PARTIES WITH RESPECT THERETO.

Section 10.15. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as the other Parties shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Parties the benefits hereof.

Section 10.16. Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SH OPERATING, LLC

By:	SMS Properties, LLC
Its:	Manager

By:	/s/ Steven M. Siwek, M.D.
Steven M. Siwek, M.D.
Member

NOBILIS HEALTH CORP.

By:	/s/ Matthew Maruca
Name:	Matthew Maruca
Title:	General Counsel and Secretary

THE PAIN CENTER ALLIANCE, LLC

By:	ALLIANCE HEALTHCARE SERVICES, INC.
Its:	Managing Member

By:	/s/ Richard W. Johns
Richard W. Johns
Executive Vice President, General Counsel & Secretary

STEVEN M. SIWEK, M.D.

With respect to Section 9.1 only

/s/ Steven M. Siwek, M.D.

Signature Page to Master Agreement

Appendix I

Definitions

Definitions. The following terms have the following meanings:

“ADHS” is defined in Section 4.1(a).

“Agreement” is defined in the introduction.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Alliance” is defined in Section 8.2.

“Alliance Note” is defined in Section 8.2.

“Ancillary Documents” means collectively the Freedom Pain Ancillary Documents, the Nobilis Ancillary Documents and the TPCA Ancillary Documents.

“Assets” means all assets of every description, whether real, personal or mixed, whether tangible and intangible, owned, leased or licensed by Freedom Pain, and located at or held, used or to be used in connection with the business or operations of Hospital, including the following items:

(a) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible or intangible personal property of every kind;

(b) inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Effective Date and located at the Hospital, or purchased by Freedom Pain for use in connection with the business or operation of the Hospital;

(d) to the extent allowed by Laws, all data and records created or maintained by Freedom Pain in the course of its operation of the Hospital, including all financial, patient, medical staff and personnel records (including all medical and administrative libraries, documents, catalogs, books, files and operating manuals);

(e) to the extent transferable, licenses with respect to all software installed on personal computers or servers owned by Freedom Pain and located at the Hospital, together with all manuals, procedures and other materials relating thereto;

(f) to the extent assignable, all licenses and permits (including the Licenses (as hereinafter defined)) held by Freedom Pain relating to the ownership and operations of the Hospital, and all other rights, privileges, registrations, consents, approvals, accreditations, franchises, certificates, certificates of need and applications relating to the present or future business, operations or development of the Hospital;

(g) all of the intangible rights and property of Freedom Pain relating to the Hospital, including all intellectual property owned or licensed (as licensor or licensee) by Freedom Pain relating to the Hospital, variations thereof, the goodwill associated therewith, telephone, facsimile and e-mail addresses (or numbers) and listings, internet web sites and internet domain names;

(i) restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposits and cash in bank accounts; short or long term investments; the bank accounts of Freedom Pain (including the funds held in such accounts); and any pre-paid deposits, other current assets, escrows, prepaid Taxes (as hereinafter defined) or other advance payments relating to any expenses of the Hospital that are useable by Newco following the Closing;

(j) to the extent legally transferable, all warranties, guarantees, options and covenants not to compete in favor of Freedom Pain or the Hospital; and

(k) all claims of Freedom Pain against third parties relating to the Assets.

“Assignment and Assumption” is defined in Section 5.1(f).

“Assumed Liabilities” means “Liabilities” as defined in Exhibit 5.1(f).

“Athas” is defined in Section 8.2.

“Athas Note” is defined in Section 8.2.

“Board of Managers” has the meaning set forth in the Operating Agreement.

“Bona Fide Services” is defined in Section 8.3.

“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the City of Phoenix, Arizona.

“Capital Contribution” means collectively the Freedom Pain Capital Contribution, the Nobilis Capital Contribution and the TPCA Capital Contribution.

“Class” means each level of Newco’s membership interests.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Equipment Leases” is defined in Section 5.1(d).

“Excluded Liabilities” is defined in the Assignment and Assumption.

“Exhibit” means any exhibit attached to this Agreement.

“Expiration Date” is defined in Section 7.1(e).

“Freedom Pain” is defined in the introduction.

“Freedom Pain Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Freedom Pain or any Affiliate of Freedom Pain in connection with the transactions contemplated hereby.

“Freedom Pain Capital Contribution” is defined in Section 1.3.

“GAAP” means generally accepted accounting principles in the United States of America.

“GE Credit Agreement” is defined in Section 8.1.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

“Hospital” is defined in the recitals to this Agreement.

“Hospital Operations” means the normal operation of Hospital in accordance with its hospital license.

“Indemnified Assumed Liabilities” is defined in the Assignment and Assumption.

“Indemnifying Parties” is defined in Section 9.1.

“Knowledge” means all facts that are known, after reasonable inquiry, (a) with respect to Nobilis, by Harry Fleming and Christopher Lloyd; (b) with respect to Freedom Pain by Steven M. Siwek, M.D.; and (c) with respect to TPCA, by Richard W. Johns.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Legal Dispute” means any legal action arising under or in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection with this Agreement, or in any way connected with or related or incidental to the dealings of the Parties with respect to this Agreement or such other instrument, document or agreement contemplated by this Agreement.

“License” all licenses, certificates, permits, approvals, notices and authorizations issued by any Governmental Entity, and maintained by Freedom Pain in connection with the Hospital.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, charge, security interest, encumbrance or lien (statutory or other).

“Management Agreement” is defined in Section 5.1(g).

“Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the, financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of a Party and its Subsidiaries taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact applicable Party and its Subsidiaries, taken as a whole, compared to other companies in the industry or industries in which applicable Party and its Subsidiaries operate, in which case the extent of such material and disproportionate effect may be taken in to account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Company and its Subsidiaries operate; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof.

“Medical Director Agreement” is defined in Section 5.1(h).

“Newco” is defined in the recitals to this Agreement.

“Newco Credit Facility” is defined in Section 8.1.

“Newco Indemnified Party” is defined in Section 9.1.

“Nobilis” is defined in the introduction.

“Nobilis Advance” means all amounts advanced by Northstar Healthcare Acquisitions, LLC to Freedom Pain pursuant to that certain Financial Services Agreement, dated August 11, 2015.

“Nobilis Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Nobilis or any Affiliate of Nobilis in connection with the transactions contemplated hereby.

“Nobilis Capital Contribution” is defined in Section 1.4.

“Ordinary Course” means (a) the ordinary course of business of the applicable Party and its Subsidiaries and consistent with the past practices of the applicable Party and its Subsidiaries and (b) not required to be authorized by the board of directors or other governing body or the applicable Party or its Subsidiaries, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

“Operating Agreement” is defined in Section 1.2.

“Parties” is defined in the introduction.

“Payables” means the payables of Hospital as listed on Schedule 1, or any payable incurred by and a Hospital which is incurred in the Ordinary Course and within one of the categories of payables described in Schedule 1.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Person, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Physician Members” has the meaning set forth in the Operating Agreement.

“Real Property Leases” means the real property leases listed on Schedule 5.1(c), which shall include all leases reflecting real estate where Hospital Operations take place.

“Real Property Subleases” means all subleases of the Real Property Leases.

“Receivables” means the accounts receivable of the Hospital as of the Closing Date.

“Representatives” means, with respect to a Person, such Person’s respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

“Schedule” means any schedule attached to this Agreement.

“Subsidiary” or “Subsidiaries” means any or all Persons of which any Party (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

“Subscription Agreement” is defined in Section 1.2(b).

“TPCA” is defined in the introduction.

“TPCA Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by TPCA or any Affiliate of TPCA in connection with the transactions contemplated hereby.

“TPCA Capital Contribution” is defined in Section 1.5.

“Unit” is defined in Section 1.2(a).